Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Reports Record Results

For the Fourth Quarter Ended December 31, 2005

Baltimore, MD – February 9, 2006 – Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the fourth quarter of 2005. Revenues for the fourth quarter were $167.9 million, a 30.5% increase from $128.7 million in the comparable period of 2004. Gross profit was $61.1 million, an 18.6% increase as compared to $51.5 million for the prior year quarter. EBITDA for the current quarter was  $49.1 million, which was up 15.2% from $42.6 million in the comparable period of 2004. The prior year quarter’s EBITDA and gross profit includes a $3.3 million benefit from insurance proceeds net of damages related to the settlement of claims for hurricanes occurring during the prior year quarter while prior year EBITDA also includes a charge of approximately $0.9 million resulting from the write-off of deferred costs in the prior year quarter. Excluding these charges, the current quarter’s gross profit and EBITDA increased 26.9% and 22.3%, respectively as compared to the prior year.

The Company reported net income for the quarter ended December 31, 2005 of $7.8 million or $0.20 per share. Net loss for the quarter ended December 31, 2004 was $2.2 million or $0.09 per share. During the fourth quarter of 2004, the Company increased income tax expense by $2.5 million or $0.11 per share related to a change in the estimate of the future effects of state income taxes.

Gerry Holthaus, Chairman, President and CEO, commented, “Williams Scotsman ended an extraordinary 2005 with excellent results for the fourth quarter.  We grew leasing revenue by 13.7% which was driven by increases in our fourth quarter utilization to 82.8%, increases in our average rental rates from $253 to $272, and increases in our average units on rent of 4,300 units for the quarter as compared to the prior year quarter. We are very pleased with the improvement in leasing margins during the quarter. Leasing gross margins were 55.2% during the quarter compared to 53.9% in last year’s fourth quarter, driven primarily by the nearly 14% improvement in leasing revenue.  This year’s fourth quarter margins also compared favorably to 51.1% for the third quarter of this year, again driven by leasing revenue improvements and the fact that the third quarter of this year was impacted by costs associated with the recent hurricanes.   Additionally, sales of new units and rental equipment increased by 109% as compared to the prior year quarter as a result of military projects and recovery efforts related to the recent hurricanes that occurred in the third quarter.  Also, delivery and installation and other revenue showed strong performance as compared to the prior year quarter, consistent with the growth we experienced in our lease and sale business. We look forward to 2006, as we continue to execute our business plan, which we expect to be driven by our ongoing business momentum and our ability to capitalize on strategic growth opportunities.”

Year ended December 31, 2005 Results

Revenues for the year ended December 31, 2005 were $592.5 million, a 19.0% increase from $497.9 million in the comparable period of 2004. Gross profit was $218.6 million, a 14.6 % increase as compared to $190.8 million for the prior year period. EBITDA was  $174.3 million for the year ended December 31, 2005, which was up 11.5% from $156.3 million in the comparable period of 2004.

The Company reported a net loss for the year ended December 31, 2005 of $10.3 million or $0.37 per share, which includes  $20.0 million of charges or $.72 per share (net of the related tax benefit of $12.9 million), related to the early extinguishment of debt and a  $2.3 million non-cash stock compensation charge as a result of our recent financing transactions.  Net income for the year ended December 31, 2005, excluding these items was $9.7 million as compared to a loss of  $2.4 million for the prior year, which excludes the $2.5 million increase in income taxes and the $1.5 million after tax impact of the other 2004 items discussed above.

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

	Quarter Ended March 31, 2006
	Low	High
	Range (in millions)

Operating income	$27.5	$29.5

Depreciation and amortization	18.5	18.5

Net income	6.0	7.0

Earnings per share - diluted	$0.15	$0.17

The Company estimates the following performance measures for the first quarter ending March 31, 2006:

The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time prior to its next earnings release.

Williams Scotsman International has scheduled a conference call for February 10, 2006 at 2:00 PM Eastern Time to discuss its fourth quarter results.  To participate in the conference call, dial 800-745-2189 for domestic (646-862-1110 for international) and ask to be placed into the Williams Scotsman call.  To listen to a live webcast of the call, go to www.willscot.com and click on the Investor Relations section and then click on the Event Calendar link. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on February 24, 2006.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21280762 (international callers can dial 402-977-9140)

About Williams Scotsman International

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, is a leading provider of modular space solutions for the Construction, Education, Commercial, Healthcare, and Government markets.  The Company serves over 25,000 customers, operating a fleet of over 98,000 modular space and portable storage units that are leased through a network of 86 locations throughout North America. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products.  Williams Scotsman also manages large modular building projects from concept to completion.  Williams Scotsman is a publicly traded company (NASDAQ: WLSC) with operations in the United States, Canada, Mexico, and Spain.  For additional information, visit the company’s web site at www.willscot.com, call (410) 931-6066, or email to Michele.Cunningham@willscot.com.

 All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in the Company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations.  The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman International, Inc.

Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets

Cash	$469	$939
Trade accounts receivable, net	94,661	76,579
Prepaid expenses and other current assets	46,630	38,330
Rental equipment, net	944,629	880,723
Property and equipment, net	81,177	79,951
Deferred financing costs, net	18,042	16,667
Goodwill	171,166	170,770
Other intangible assets	2,369	2,547
Other assets	21,477	18,105
Total assets	$1,380,620	$1,284,611

Liabilities and stockholders’ equity

Accounts payable	$60,685	$42,225
Accrued expenses	27,862	27,622
Accrued interest	13,245	12,341
Rents billed in advance	23,621	21,375
Revolving credit facility	364,150	102,130
Long-term debt, net	505,296	907,356
Deferred income taxes	141,020	150,415
Total liabilities	1,135,879	1,263,464
Stockholders’ equity:
Common stock	519	362
Additional paid-in capital	471,406	240,474
Cumulative foreign currency translation adjustment	16,908	14,079
Retained earnings	51,846	62,170
	540,679	317,085
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	244,741	21,147
Total liabilities and stockholders’ equity	$1,380,620	$1,284,611

Williams Scotsman International, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues
Leasing	$66,077	$58,092	$247,713	$222,867
Sales:
New units	44,786	18,431	128,244	86,344
Rental equipment	11,705	8,608	37,530	29,355
Delivery and installation	34,360	30,453	135,715	116,106
Other	10,938	13,090	43,256	43,253
Total revenues	167,866	128,674	592,458	497,925

Cost of sales and services
Leasing
Depreciation and amortization	14,179	12,984	52,614	48,888
Other direct leasing costs	15,431	13,783	59,932	51,777
Sales:
New units	36,262	15,094	105,377	72,885
Rental equipment	8,840	6,382	28,909	22,896
Delivery and installation	29,485	26,789	115,730	101,061
Other	2,577	2,136	11,290	9,605

Total cost of sales and services	106,774	77,168	373,852	307,112

Gross profit	61,092	51,506	218,606	190,813

Selling, general & administrative expenses (1)	26,172	21,851	96,968	83,407
Other depreciation and amortization	4,435	3,838	16,618	14,787
Operating Income	30,485	25,817	105,020	92,619

Interest expense	17,448	23,694	91,203	92,444
Loss on early extinguishment of debt	—	—	30,678	—

Income (loss) before income taxes	13,037	2,123	(16,861)	175
Income tax expense (benefit)	5,189	4,322	(6,537)	3,586
Net income (loss)	$7,848	$(2,199)	$(10,324)	$(3,411)

Earnings (loss) per share - basic	$0.20	$(0.09)	$(0.37)	$(0.14)
Earnings (loss) per share - diluted	$0.20	$(0.09)	$(0.37)	$(0.14)

Weighted average common shares outstanding – basic	38,922,147	23,558,805	27,763,324	23,558,805
Weighted average common shares outstanding – diluted (2)	40,231,807	23,558,805	27,763,324	23,558,805

(1)          Includes non-cash stock compensation expense of $0.6 million and $0.2 million for the three months ended December 31, 2005 and 2004, respectively and $3.8 million and $0.7 million for the year ended December 31, 2005 and 2004, respectively.

(2)          Common stock equivalents of 1,208,107 and 1,243,552 and 1,296,823 were excluded from weighted average shares – diluted for the quarter ended December 31, 2004 and the years ended December 31, 2005 and 2004 due to their anti-dilutive nature.

Williams Scotsman International, Inc.

Summary of Selected Consolidated Financial Information (unaudited)

(dollars in thousands)

	Quarter Ended December 31,		Year Ended December 31,
Operating Data (in thousands):	2005	2004	2005	2004

Gross profit
Leasing	$36,467	$31,325	$135,167	$122,202
Sales:
New units	8,524	3,337	22,867	13,459
Rental equipment	2,865	2,226	8,621	6,459
Delivery and installation	4,875	3,664	19,985	15,045
Other	8,361	10,954	31,966	33,648
Total gross profit	$61,092	$51,506	$218,606	$190,813

	Quarter Ended December 31,		Year Ended December 31,
Rental Fleet and Capital Expenditure Data:	2005	2004	2005	2004
Lease fleet units, as of end of period	98,200	95,000	98,200	95,000
Lease fleet units, average for period	98,400	94,900	97,000	93,600
Utilization rate based upon units, average over period	83%	81%	81%	80%
Monthly rental rate, average over period	$272	$253	$263	$250
Capital expenditures (in thousands):
Lease fleet	$20,987	$22,116	$102,285	$50,512
Non-lease fleet	$3,170	$2,821	$12,005	$8,062
Acquisitions (in thousands)	$—	$1,883	$4,631	$49,363

Other Financial Data (at period end):	December 31, 2005
Leverage Ratio (a)	4.88
Leverage Ratio (b)	(84.22)
Borrowing base availability under revolving credit facility (c) (in thousands)	$115,385

(a)                   As defined in the Company’s Amended and Restated Credit Agreement

(b)                  Calculated using net income

(c)                   In June 2005, the Company entered into an Amended and Restated Credit Agreement, which provides for a revolving credit facility of $500 million and a $150 million term loan.  The Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of December 31, 2005, the Company’s excess availability under the revolver was $115.4 million or  $40.4 million in excess of the $75 million.

Reconciliation of EBITDA for the quarter and year ended December 31, 2005 and 2004 to net income – the most comparable GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2005	2004	2005	2004
EBITDA (d)	$49,099	$42,639	$174,252	$156,294
Less:
Interest expense	17,448	23,694	91,203	92,444
Loss on early extinguishment of debt	—	—	30,678	—
Depreciation and amortization	18,614	16,822	69,232	63,675
Income tax provision (benefit)	5,189	4,322	(6,537)	3,586

Net income (loss)	$7,848	$(2,199)	$(10,324)	$(3,411)

(d)         The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization.

Reconciliation of Consolidated EBITDA, as defined in the Company’s Amended and Restated Credit Agreement, to net income – the most comparable GAAP measure as of December 31, 2005 (in thousands):

Consolidated EBITDA – trailing 12 months (e)	$178,165
Less:
Interest expense	91,203
Loss on early extinguishment of debt	30,678
Depreciation and amortization	69,232
Income tax benefit	(6,537)
Gain on sale of equipment	23
Non-Cash Stock Compensation Expense	3,756
Pro forma EBITDA impact of acquisitions	134
Net income	$(10,324)

(e)             Consolidated EBITDA is defined in the Company’s credit agreement as the Company’s net income plus interest, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing Consolidated EBITDA as supplemental information so that  investors can evaluate and analyze the Company’s compliance with its financial covenants under the Amended and Restated Credit Facility.

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